Exhibit 99.1

July 2, 2008

News Release

Source: EnXnet, Inc.

EnXnet, Inc. CEO Acquires 68,090 shares of EXNT

Tulsa, OK, July 2, 2008, EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) CEO, Ryan Corley acquired more than 68,000 shares of the company stock this week for $23,831. Mr. Corley decided to forego his salary in cash and take it in the form of 144 restricted shares. All proper filings have been made or will be made including the appropriate form 4 and 8-k.

Ryan Corley, CEO of EnXnet, Inc., stated, “This was a good opportunity to acquire shares based on the current valuation.”

It was realized that a slight adjustment could be made to the mold that would improve the manufacturing process even more and enhance the quality of the product causing this last minor delay. This will be the last adjustment. The mold will be put back on the manufacturing line in approximately two weeks and within a short time thereafter large-scale production will be ready. “We wanted to deliver the best product possible since we are dealing with large and well-known customers,” stated Ryan Corley.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc.
Phone: 908-204-0004